Exhibit 99.1

AFC Gamma, Inc. Announces Financial Results for Fourth Quarter and Full Year 2021

Increased dividend to $0.55 per share of common stock for Q1 2022, up 10% from prior quarter
Increased total commitments to $419.2 million as of December 31, 2021, up 288% from end of 2020
Company to host a conference call at 10:00 am (Eastern Time) on Thursday, March 10, 2022

WEST PALM BEACH, FL, March 10, 2022 (GLOBE NEWSWIRE) – AFC Gamma Inc. (NASDAQ:AFCG) (“AFCG” or “AFC Gamma”) today announced its results for the fourth quarter and year-ended December 31, 2021.

Full Year 2021 Highlights

•	Net income of $21.0 million in 2021, or $1.57 per basic weighted average share of common stock

•	Distributable earnings of $24.7 million in 2021, or $1.85 per basic weighted average share of common stock

•	Book value per common share of $16.61 as of December 31, 2021, compared to $14.83 at the end of 2020

•	Closed $341.3 million of new commitments in 2021

•	Since completing its initial public offering (“IPO”) in March 2021, AFCG has distributed dividends of $1.67 per common share, in aggregate, yielding 8.8% on the IPO price

Fourth Quarter 2021 and Year-to-Date Highlights

•	Net income of $7.0 million in Q4 2021, or $0.43 per basic weighted average share of common stock

•	Distributable earnings of $8.5 million in Q4 2021, or $0.52 per basic weighted average share of common stock

•	Closed $127.3 million of new commitments in Q4 2021 and funded $125.6 million of new and existing commitments

•	Paid a dividend of $0.50 per common share on January 14, 2022 for Q4 2021, representing a 16% increase from the prior quarter

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Subsequent to the fourth quarter, AFCG closed a follow-on common stock offering of 3,291,832 shares (including partial exercise of the underwriters’ overallotment option), raising approximately $63.0 million of additional net capital

“We are proud of all that was accomplished in 2021, including AFC Gamma’s initial public offering and remarkable growth of AFCG’s portfolio, which has positioned us as the largest institutional lender. Operating as a public REIT has allowed us to accomplish several goals, including valuable access to public debt and equity markets, which provides AFCG with an attractive cost of capital relative to its peers," stated Leonard Tannenbaum, AFC Gamma’s Chief Executive Officer.  “Looking ahead to 2022, we are excited to continue expanding our portfolio and supporting the rapidly growing cannabis industry. As a result of our meaningful growth and strong performance, we are pleased to increase our quarterly dividend by 10% to $0.55, which is the third consecutive quarterly dividend increase. We look forward to continuing to amplify our presence as a leading lender and driving shareholder value.”

2021 Portfolio and Investment Activity

•	Total loan commitments of $419.2 million ($363.7 million of which has been funded) across 16 portfolio companies, as of December 31, 2021

•	The portfolio’s weighted average yield to maturity was approximately 19% as of December 31, 2021, compared to 21% as of September 30, 2021

•	All loans are current and performing

Results of Operations for the Quarter Ended December 31, 2021

•	Total net interest income of $13.0 million, an increase of $2.3 million, or 22.1%, compared to the prior quarter

•	Total expenses of $4.5 million, an increase of $0.6 million, or 16.5%, compared to the prior quarter

•	GAAP net income of $7.0 million

•	Earnings of $0.43 per basic weighted average common share

•	Distributable earnings of $8.5 million, or $0.52 per basic weighted average common share (see “Non-GAAP Financial Metrics” below for a reconciliation of GAAP net income to Distributable Earnings)

Dividend Payments

•	On January 14, 2022, AFC Gamma paid a regular quarterly cash dividend of $0.50 per share of common stock to its stockholders of record as of December 31, 2021

•	The aggregate amount of the regular cash dividend payment of $0.50 per share was approximately $8.2 million, which represents a 16.3% increase per share compared to the prior quarter

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AFC Gamma’s Board of Directors has declared a cash dividend of $0.55 per share of common stock, payable on April 15, 2022 to the stockholders of record as of March 31, 2022, representing an increase of 10% over the prior quarter’s dividend

Capitalization and Liquidity

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In March 2021, AFCG completed its IPO of 7,187,500 shares of common stock (including the underwriters’ overallotment option) at $19.00 per share, raising approximately $123.9 million of additional net capital

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Since the IPO, AFCG has completed two follow-on offerings of common stock in June 2021 and January 2022, selling 3,019,650 shares and 3,291,832 shares, respectively (including partial exercise of both underwriters’ overallotment options), raising approximately $120.6 million of additional net capital in aggregate

•	AFCG received a BBB+ investment grade rating in 2021 and issued $100 million in aggregate principal amount of 5.75% senior unsecured notes due 2027

Additional Information

AFCG issued a presentation of its fourth quarter 2021 results, titled “Fourth Quarter 2021 Earnings Presentation,” which can be viewed at www.afcgamma.com under the Investor Resources section. AFCG also filed its Annual Report on Form 10-K for the year ended December 31, 2021, with the Securities and Exchange Commission on March 10, 2022.

AFC Gamma routinely posts important information for investors on its website, www.afcgamma.com. AFCG intends to use this webpage as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. AFC Gamma encourages investors, analysts, the media and others interested in AFCG to monitor the Investors section of its website, in addition to following its press releases, SEC filings, public conference calls, presentations, webcasts and other information posted from time to time on the website. To sign-up for email-notifications, please visit the “Email Alerts” section of the website under the “IR Resources” section.

Conference Call & Discussion of Financial Results

AFC Gamma, Inc. will host a conference call at 10:00 am (Eastern Time) on Thursday, March 10, 2022, to discuss its quarterly financial results. All interested parties are welcome to participate. The call will be available through a live audio webcast at the Investor Relations section of AFCG’s website at www.afcgamma.com, or live by calling 1-833-693-0548 (domestic) or 1-661-407-1588 (international). All callers will need to enter the Conference ID number 7138797 and reference “AFC Gamma Q4 2021 Earnings Call” after being connected with the operator. The complete webcast will be archived for 90 days on the AFCG’s website. A telephone playback of the conference call will also be available from 1:00 pm Eastern Time on Thursday, March 10, 2022 until 2:00 pm Eastern Time on Friday, March 18, 2022, by calling 855-859-2056 (domestic) and 404-537-3406 (international). For all replays, please reference Conference ID number 7138797.

About AFC Gamma, Inc.

AFC Gamma, Inc. (NASDAQ:AFCG) is an institutional lender to leading cannabis companies with strong operations and cash-flow prospects, real-estate security and other collateral, and locations in states with favorable supply/demand fundamentals and legislative environments. AFC Gamma provides innovative and customized financing solutions through first-lien loans, mortgage loans, construction loans and bridge financings. AFC Gamma’s senior-management team has approximately 100 years of combined experience in investment management and disciplined credit investing across a range of economic cycles.

Non-GAAP Metrics

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Distributable Earnings is a measure that is not prepared in accordance with GAAP. Distributable Earnings, Adjusted Distributable Earnings and the other capitalized terms not defined in this section have the meanings ascribed to such terms in our most-recently filed quarterly report. We use this non-GAAP financial measure both to explain our results to stockholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that this non-GAAP financial measure and the information they provide are useful to investors since these measures permit investors and stockholders to assess the overall performance of our business using the same tools that our management uses to evaluate our past performance and prospects for future performance.

The determination of Distributable Earnings and Adjusted Distributable Earnings are substantially similar to the determination of Core Earnings under our Management Agreement, provided that Core Earnings is a component of the calculation of any Incentive Fees earned under the Management Agreement for the applicable time period, and thus Core Earnings is calculated prior to Incentive Fee expense, while the calculation of Distributable Earnings and Adjusted Distributable Earnings account for any Incentive Fees earned for such time period. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in declaring dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

Distributable Earnings and Adjusted Distributable Earnings are non-GAAP measures and should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

The following table provides a reconciliation of GAAP net income to Distributable Earnings and Adjusted Distributable Earnings:

	For the three months ended	For the three months ended	For the year ended	Period from July 31, 2020 to
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net Income	$7,041,275	$2,207,382	$21,000,497	$4,313,632
Adjustments to net income
Non-Cash equity compensation expense	83,871	-	1,745,872	-
Depreciation and amortization	-	-	-	-
Unrealized (gain), losses or other non-cash items	176,547	460	(619,821)	(1,563,340)
Provision for current expected credit losses	1,276,840	465,397	2,649,338	465,397
TRS income (loss)	(31,649)	-	(93,969)	-
One-time events pursuant to changes in GAAP and certain non-cash charges	-	-	-	-
Distributable Earnings	$8,546,884	$2,673,239	$24,681,917	$3,215,689
Adjustments to Distributable Earnings
Organizational expense	-	-	-	616,190
Adjusted Distributable Earnings	$8,546,884	$2,673,239	$24,681,917	$3,831,879
Basic weighted average shares of common stock outstanding (in shares)	16,386,527	5,694,475	13,373,778	5,694,475
Adjusted Distributable Earnings per basic weighted Average Share	$0.52	$0.47	$1.85	$0.67

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. Certain factors, including the ability of our manager to locate suitable loan opportunities for us, monitor and actively manage our loan portfolio and implement our investment strategy; the demand for cannabis cultivation and processing facilities; management’s current estimate of expected credit losses and current expected credit loss reserve and other factors could cause actual results and performance to differ materially from those projected in these forward-looking statements. More information on these risks and other potential factors that could affect our business and financial results is included in the AFCG’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the AFCG’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect AFC Gamma. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AFC GAMMA INVESTOR CONTACT:
Robyn Tannenbaum
(561) 510-2293
ir@advancedflowercapital.com

AFC GAMMA MEDIA CONTACT:
Mark Sinclair
MATTIO Communications
mark@mattio.com